Exhibit 10.4

EMPLOYMENT TRANSITION AND SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Transition and Separation and General Release Agreement ("Agreement") is made as of the 15th day of January, 2021 by and between HOWARD MOROF, a resident of the State of Michigan (“EMPLOYEE”), and ALTAIR ENGINEERING INC., a Delaware corporation, including all of its subsidiaries and affiliates (“EMPLOYER”).

WHEREAS, EMPLOYEE and EMPLOYER are parties to an employment letter agreement dated as of July 19, 2017 (the “Letter Agreement”); and

WHEREAS, EMPLOYEE and EMPLOYER are also parties to a Non-Disclosure Agreement dated as of January 23, 2013 (the “Non-Disclosure Agreement”) which is incorporated by reference in the Letter Agreement; and

WHEREAS, EMPLOYER and EMPLOYEE have agreed that EMPLOYEE will cease to be employed by EMPLOYER as of the close of business on March 16, 2021, that the cessation of such employment shall be treated as a termination of EMPLOYEE’s employment by EMPLOYER without Cause for purposes of the Letter Agreement, and that EMPLOYEE will cooperate with and assist in the transition of his duties between the date hereof and the date on which EMPLOYEE ceases to be employed by EMPLOYER; and

WHEREAS, for purposes of this Agreement, the close of business on March 16, 2021 shall be the “Separation Date” unless the EMPLOYEE’s employment is terminated sooner as provided herein, in which case such last day of employment will be the Separation Date,

NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, the receipt and adequacy of which the parties acknowledge, it is agreed as follows:

1. Transition Period.  During the time period between the date hereof and the anticipated Separation Date (the “Transition Period”), EMPLOYEE shall remain a full-time employee of EMPLOYER and shall continue to receive his regular base salary and benefits in accordance with the Letter Agreement.  EMPLOYEE agrees to continue to perform his duties as requested and to cooperate in transitioning his duties to his successor or other designees at the direction of EMPLOYER.  EMPLOYEE agrees to conduct himself professionally and appropriately during the Transition Period.  Notwithstanding the foregoing, EMPLOYER reserves the right to terminate the EMPLOYEE’s employment and not to provide the Severance (as defined herein) in the event that EMPLOYEE engages in conduct that would constitute Cause under the terms of the Letter Agreement, in which case the applicable terms of the Letter Agreement shall control in said instance.  As of the Separation Date, EMPLOYEE resigns from any

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and all officer, director, manager or similar positions with EMPLOYER.  EMPLOYER shall promptly endeavor to remove EMPLOYEE from such positions, and further, shall promptly remove EMPLOYEE as an authorized representative or signatory of EMPLOYER on any and all bank and investments accounts wherever located.  EMPLOYEE’S final paycheck shall include a full payout of all accrued and unpaid PTO through the Separation Date.  EMPLOYER will also reimburse EMPLOYEE for all expenses incurred by EMPLOYEE that have been submitted prior to the Separation Date, in accordance with EMPLOYER’s customary policies.  EMPLOYER and EMPLOYEE acknowledge and agree that (i) as of the date hereof EMPLOYEE has 177 hours of accrued and unpaid PTO as of end of calendar year 2020, (ii) EMPLOYEE shall be eligible to earn 32.87 hours of PTO between January 1, 2021 and the Separation Date, and (iii) EMPLOYEE’s aggregate amount of accrued and unpaid PTO as of the Separation Date shall equal (A) the sum of (1) the amount in clause (i) of this sentence, and (2) the amount of PTO earned pursuant to clause (ii), less (B) the amount of PTO used by EMPLOYEE between the date hereof and the Separation Date.

2. Employee Release.  EMPLOYEE agrees to, and hereby does, fully and forever release and discharge EMPLOYER as well as EMPLOYER’s past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (the “Released Parties”) from any and all claims existing as of the date that EMPLOYEE signs and returns this Agreement, of whatever type under any of the following:  the Fair Labor Standards Act, 29 U.S.C. Section 201, et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., as amended by the Civil Rights Act of 1991; The Civil Rights Act of 1866, 42 U.S.C. Section 1981; the National Labor Relations Act, 29 U.S.C. Section 151, et seq.; The Rehabilitation Act of 1973, 29 U.S.C. Section 701, et seq.; The Americans with Disabilities Act; The Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f); the Family and Medical Leave Act, Federal Executive Order 11246; the Employee Retirement and Income Security Act of 1974 29 U.S.C. 1001 et seq; the Michigan Elliot-Larson Civil Rights Act; the Michigan Persons with Disabilities Act, and/or any other federal, state or local statute, law, ordinance, regulation or order relating to employment, compensation, fringe benefits, termination of employment, re-employment, ~~or~~ discrimination in employment, harassment, retaliation, or contract (whether oral, written, express and implied), promissory estoppel, any tort claims, fraud, negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel or slander; negligence; assault; battery; invasion of privacy; personal injury; compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever, or for attorneys fees which are

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recoverable in connection with such claims or causes of action, or for to any non-vested ownership interest in EMPLOYER, contractual or otherwise, including, but not limited to, claims to stock, restricted stock units or stock options that are not otherwise accelerated pursuant to this Agreement. This general release of claims includes any and all claims arising up to and including the date that EMPLOYEE signs and returns this Agreement, which EMPLOYEE either has or may have against the Released Parties, whether such claims are known or unknown, suspected or unsuspected, asserted or unasserted, disclosed or undisclosed.  By signing this Agreement, EMPLOYEE expressly waives any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and further waives any rights under statute or common law principles that otherwise prohibits the release of unknown claims.

This general release of claims by EMPLOYEE does not apply to, waive or affect: any rights or claims that may arise after the date EMPLOYEE signs and returns this Agreement; any claim for workers’ compensation benefits (but it does apply to, waive and affect claims of discrimination and/or retaliation on the basis of having made a workers’ compensation claim); claims for unemployment benefits or any other claims or rights that by law cannot be waived in a private agreement between an employer and employee; or EMPLOYEE’s rights to any vested benefits to which EMPLOYEE is entitled under the terms of this Agreement or the applicable employee benefit plan .  This general release of claims also does not apply to, waive, affect, limit or interfere with any preserved rights contained in this Agreement. (the “Excluded Claims”)

3. Payments Upon Separation of Employment.  Provided (a) EMPLOYEE timely signs, returns and does not revoke his acceptance of this Agreement; (b) meets all of the material covenants required during the Transition Period; (c) timely signs, returns and does not revoke the Reaffirmation annexed hereto as Exhibit A; and (d) complies with all of the material terms of this Agreement, EMPLOYER will provide EMPLOYEE (or his executor) with all of the following benefits (all, collectively, the “Severance”):

(a) Continuation of EMPLOYEE’s regular base salary, equal to the annual sum of $325,000.00, in biweekly installments for twelve months, commencing on the next regular pay date after the effectiveness of the Reaffirmation;

(b) An amount equal to any accrued and unpaid Profit and Growth Bonus for 2020 on such date said amount would otherwise be due and payable, to the extent not previously paid to EMPLOYEE;

(c) A cash amount equal to the pro-rated Profit and Growth Bonus that EMPLOYEE would have received for 2021 based upon the number of days EMPLOYEE was employed during the 2021 calendar year divided by 365, to be calculated based upon EMPLOYEE’s average Profit and Growth Bonus paid for calendar years 2019 and

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2020, solely to the extent each such Profit and Growth Bonus was paid in cash, payable in a lump sum on the date that similarly situated executives whose employment has not been terminated receive their 2021 bonuses, but in no event later than March 15, 2022;

(d)  Provided EMPLOYEE timely elects COBRA and continues to be eligible to receive COBRA coverage, EMPLOYER will pay the EMPLOYEE’s and his spouse’s COBRA premiums for EMPLOYER medical, dental, and vision employee benefit programs, on the same basis as his current joint spousal coverage election, through the twelve-month anniversary of EMPLOYEE’s Separation Date; and

(e)  any outstanding Options and Restricted Stock Units held by EMPLOYEE under (and as defined in) EMPLOYER’s 2017 Equity Incentive Plan shall vest upon the  effectiveness of the Reaffirmation, to the extent such Options and Restricted Stock Units would have vested had EMPLOYEE remained employed with EMPLOYER through the one-year anniversary of the Separation Date.

The payments under this Section 3 shall be (i) made in accordance with the EMPLOYER’s customary payroll practices, and (ii) subject to all applicable federal and state withholding, payroll and other taxes. EMPLOYEE understands and agrees that he is not entitled to receive any additional payments or benefits except for the Severance set forth herein.

4. COBRA Benefits.  EMPLOYER will provide EMPLOYEE with information regarding his/her rights under the Consolidated Omnibus Reconciliation Act of 1996 (COBRA), as amended, which EMPLOYEE may elect at his own expense (subject to Section 3(d)).

5. Confidentiality.  The terms and conditions of any confidentiality and or intellectual property rights agreements, including but not limited to the Non-Disclosure Agreement (referred to herein “Confidentiality Agreement”) signed as a condition of employment at EMPLOYER shall survive the termination of EMPLOYEE’s employment with EMPLOYER and the execution of this Agreement.  EMPLOYEE hereby understands and agrees that EMPLOYEE shall not directly or indirectly communicate, use, disseminate, or disclose any information learned by him/her about the nature and conduct of EMPLOYER’s business, which is not generally known to the general public.  Notwithstanding the foregoing, nothing herein prohibits EMPLOYEE from exercising his protected rights under federal, state or local law to, without notice to EMPLOYER: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information.

6. Non-Interference.  Nothing in this Agreement is intended to limit or impair in any way EMPLOYEE’s right to participate in the processing of a charge before the Equal Employment Opportunity Commission, Michigan Department of Civil Rights or Texas Commission on Human Rights.  However, the Parties agree that appropriate

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relief may not include remedies that personally benefit EMPLOYEE and which EMPLOYEE has released and waived under this Agreement, including all legal relief, equitable relief, statutory relief, reinstatement, back pay, and front pay, and all other damages, benefits, remedies, or relief that EMPLOYEE may be entitled to as a result of the filing or prosecution of any such charge against EMPLOYER.  If any claim is not subject to release, to the extent permitted by law, EMPLOYEE waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which EMPLOYER or any other releasee identified in this Agreement is a party.

7. Return of Altair-Related Information and Property.  EMPLOYEE covenants, represents and warrants that as of his last day of employment, he will return to EMPLOYER all information, excluding such information that is in the public domain, and property of EMPLOYER.  This includes all EMPLOYER data in any format, such as documents, electronic files and tangible things, including but not limited to, computers and related peripheral equipment, cell phones, diskettes, thumb drives, hard drives and other storage medium containing EMPLOYER information as well as all other information in EMPLOYEE’s possession that is protected by EMPLOYEE’s Confidentiality Agreement including all customer information.  EMPLOYEE also covenants, represents and warrants that as of his last day of employment, EMPLOYEE will not retain copies of any EMPLOYER documents, materials or information (whether in hardcopy, on electronic media or otherwise), excluding such documents, materials or information that are in the public domain.  EMPLOYEE also agrees that EMPLOYEE will disclose to EMPLOYER all passwords necessary or desirable to enable EMPLOYER to access all information which EMPLOYEE has password-protected on any of its computer equipment or on its computer network or system.

8. No Pending Claims; Covenant Not to Sue.  EMPLOYEE represents and warrants that he has no charges, lawsuits, or actions pending in his name against any of the Released Parties relating to any claim that has been released in this Agreement.  EMPLOYEE also represents and warrants that he has not assigned or transferred to any third party any right or claim against any of the Released Parties that EMPLOYEE has released in this Agreement. Except as permitted herein, EMPLOYEE covenants and agrees that he will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any of the Released Parties with respect to any claim that has been released in this Agreement.

9. Cooperation.  EMPLOYEE agrees at all times to be reasonably cooperative, by providing truthful information, documents and testimony, in any EMPLOYER investigation, litigation, arbitration, or regulatory proceeding regarding events that occurred during his employment with EMPLOYER, and to assist in any transition-related matters during the period he is receiving the Severance.  EMPLOYEE’s requested cooperation may include, for example, making himself reasonably available to consult with EMPLOYER’s counsel or financial or accounting professionals, providing truthful

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information and documents, and to appear to give truthful testimony, and shall include providing resignation, transfer and related documents related to EMPLOYER property.  Nothing in this section is intended to, and shall not, preclude or limit EMPLOYEE’s preserved rights described herein.  To the extent that EMPLOYEE’S cooperation after the Separation Date requires more than a de minimis time commitment, EMPLOYER shall pay EMPLOYEE at an hourly rate of $250 and fully reimburse EMPLOYEE for all reasonable, pre-approved costs and expenses incurred, in accordance with EMPLOYER’s expense reimbursement policies (other than attorneys’ fees).

10. Non-Disparagement.  EMPLOYEE agrees that he will not at any time make any disparaging or derogatory statements concerning EMPLOYER or its business, products and services.  However, nothing in this section is intended to, and shall not, restrict or limit EMPLOYEE from exercising his preserved rights described herein or restrict or limit EMPLOYEE from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry, upon prompt written notice to EMPLOYER of his receipt of such legal process.  EMPLOYER agrees to instruct its senior management not to make any disparaging or derogatory statements concerning EMPLOYEE.

11. Execution.  EMPLOYEE acknowledges that EMPLOYER has provided him/her with twenty-one (21) days to consider this Agreement, including, without limitation, with respect to the legal, financial, and tax consequences of this Agreement, and to consult with counsel of his/her choosing even if he/she elects to sign this Agreement within that twenty-one (21) day period.  By signing earlier, EMPLOYEE expressly and voluntarily waives any remainder of the 21-day consideration period.  EMPLOYEE may revoke and cancel the Agreement by delivering written notice of revocation within seven (7) days after signing this Agreement to:

Michelle Smith, VP-Human Resources,

Altair Engineering Inc.,

1820 East Big Beaver Road, Troy MI 48083

Phone: 248-614-2400 x 275

Email: michelle@altair.com

This Agreement is not effective until the 8th day after EMPLOYEE signs and returns this Agreement to EMPLOYER.  In the event of a timely revocation, this Agreement will become null and void.

12. Agreement Binding.  The benefits, including the Release contained in Section 2 above, and duties arising hereunder inure to the benefit of EMPLOYER and each of its officers, directors, shareholders, agents, servants, employees, contractors, representatives, attorneys, successors, partners, assigns, assignors, executors and trustees.

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13. Assignment.  Other than by death, the rights and obligations of EMPLOYEE to the payment of Severance, as set forth herein, or any other amounts under this Agreement shall not be assigned, transferred, pledged or encumbered in any manner without the written consent of EMPLOYER.

14. Merger.  This Agreement and the other agreements, instruments and documents executed pursuant to or in connection herewith, contain all the covenants, promises, agreements, conditions, representations and understandings between the parties hereto, and supersede any prior agreements between the parties hereto with respect to EMPLOYEE’s employment, compensation, termination of employment, and the subject matter hereof and thereof, other than the Confidentiality Agreement and any non-competition, non-solicitation, non-disparagement, protection of confidential information, or other restrictive covenant to which EMPLOYER and EMPLOYEE were a party or by which EMPLOYEE was bound.  EMPLOYEE acknowledges and agrees that the obligations set forth in Sections 5, 7, 9, and 10 of this Agreement are intended to be an expansion of any current obligations, covenants and agreements by EMPLOYEE with respect to the subject matter thereof and, to the extent of any conflict, the provisions which are more expansive, including, without limitation, with respect to scope and duration, shall apply.  This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.  There are no covenants, promises, agreements, conditions, representations or understandings, either oral or written, between the parties hereto, other than those set forth herein or provided for herein, with respect to the subject matter hereof.

15. Miscellaneous.  This Agreement shall be governed and interpreted according to the laws of the State of Michigan, without regard to the conflict of law provisions thereof.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of EMPLOYER by any arbitrator, Court or other governmental authority by reason of EMPLOYER having or being deemed to have dictated or drafted such provision.

16. Severability. Should any covenant, condition, term or provision of this Agreement be deemed to be illegal, or if the application thereof to any person or in any circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby; and each covenant, condition, term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Arbitration.  EMPLOYER AND EMPLOYEE AGREE THAT ANY CLAIM OR DISPUTE BETWEEN THEM OR AGAINST THE OTHER OR ANY AGENT OR EMPLOYEE OF THE OTHER, WHETHER RELATED TO THE EMPLOYMENT RELATIONSHIP OR OTHERWISE, INCLUDING THOSE CREATED BY PRACTICE, COMMON LAW, COURT DECISION, OR STATUTE, NOW EXISTING OR CREATED LATER, INCLUDING ANY RELATED TO ALLEGATIONS OF VIOLATIONS OF STATE

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OR FEDERAL STATUTES RELATED TO DISCRIMINATION, AND ALL DISPUTES ABOUT THE VALIDITY OF THIS ARBITRATION CLAUSE, OR ANY OTHER MATTER OR THING SHALL BE RESOLVED IN A CONFIDENTIAL MANNER BY NEUTRAL BINDING ARBITRATION BY THE AMERICAN ARBITRATION ASSOCIATION, UNDER THE RULES OF PROCEDURE IN EFFECT AT THE TIME ANY CLAIM IS MADE, THEREBY AGREEING TO WAIVE ANY RIGHT TO A TRIAL BY JURY. ALL SUCH ARBITRATION PROCEEDINGS SHALL BE CONDUCTED IN OAKLAND COUNTY, MICHIGAN. EACH PARTY SHALL PAY ITS OWN COSTS OF ARBITRATION. FEES PAID ARE SUBJECT TO THE AWARD OF FEES, AS PROVIDED BY LAW AND ARBITRATION RULES. THIS AGREEMENT IS SUBJECT TO THE FEDERAL ARBITRATION ACT AND ANY AWARD OF THE ARBITRATOR(S) MAY BE ENTERED AS A JUDGMENT IN ANY COURT OF COMPETENT JURISDICTION.  BY SIGNING THIS AGREEMENT, THE PARTIES ARE GIVING UP ANY RIGHT THEY MIGHT HAVE TO SUE EACH OTHER.  NOTWITHSTANDING THE FOREGOING PROVISIONS, EMPLOYER WILL BE ENTITLED TO SEEK INJUNCTIVE RELIEF AGAINST THE BREACH OR THREATENED BREACH OF ANY OF THE PROVISIONS OF THE CONFIDENTIALITY AGREEMENT IN A COURT OF COMPETENT JURISDICTION PRIOR TO, DURING AND/OR AFTER SUCH ARBITRATION PROCEEDINGS.

18. Non-Admission.  The parties understand and agree that this Agreement does not constitute an admission by either EMPLOYER or EMPLOYEE of any violation of law and further understand and agree that neither the signing of this Agreement nor the furnishing of consideration shall be deemed or construed for any purposes as evidence or an admission of liability or wrongful conduct of any kind.

19. Section 409A.  All payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code and regulations promulgated thereunder (“Section 409A”). As used in this Agreement, the “Code” means the Internal Revenue Code of 1986, as amended. To the extent permitted under applicable regulations and/or other guidance of general applicability issued pursuant to Section 409A, EMPLOYER reserves the right to modify this Agreement to conform with any or all relevant provisions regarding compensation and/or benefits so that such compensation and benefits are exempt from the provisions of 409A and/or otherwise comply with such provisions so as to avoid the tax consequences set forth in Section 409A and to assure that no payment or benefit shall be subject to an “additional tax” under Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Agreement must be modified to comply with Section 409A, such provision shall be read in such a manner so that no payment due to EMPLOYEE shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code. If necessary to comply with the restriction in Section 409A(a)(2)(B) of the Code concerning payments to “specified employees,” any payment on account of EMPLOYEE’s separation from service that would otherwise be due hereunder within six (6) months after such separation shall be delayed until the first business day of the seventh month following the date of EMPLOYEE’s termination and the first such payment shall include the

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cumulative amount of any payments (without interest) that would have been paid prior to such date if not for such restriction. Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A. In no event may EMPLOYEE, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during EMPLOYEE’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit. In no event whatsoever shall EMPLOYER be liable for any additional tax, interest or penalty that may be imposed on EMPLOYEE by Section 409A or damages for failing to comply with Section 409A.

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IN WITNESS WHEREOF, each of the parties has signed this Agreement as of the day and year first above written.

EMPLOYEE:

/s/ Howard N. Morof____________

Howard Morof

EMPLOYER:

Altair Engineering Inc.

a Delaware corporation

By:/s/ Michelle Smith_____________

       Michelle Smith

Its:  Vice President Human Resources

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This Reaffirmation must be executed and returned to Altair, Engineering, Inc. on or within five days following the Separation Date to Receive the Severance

REAFFIRMATION OF AGREEMENT AND RELEASE

1.Capitalized terms used but not defined in this Reaffirmation shall have the meaning set forth in the Agreement dated January 15, 2021 between EMPLOYER and Howard Morof (”Morof”), to which this Reaffirmation is attached (the “Agreement”).

2.Morof hereby affirms the validity of the releases set forth in the Agreement and all other provisions of the Agreement.  Morof also affirms that he is not in default of any provision of the Agreement.  Morof affirms that the Agreement is complete, true, accurate, valid and in full force and effect as of the date below.

3.In consideration of and subject to the terms described in the Agreement, Morof hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all claims that Morof may have against any of the Released Parties, arising on or prior to the date of Morof’s execution and delivery of this Reaffirmation to EMPLOYER.  This releases all claims including those of which Morof is not aware and those not mentioned in the Agreement or this Reaffirmation.  Morof specifically releases any and all claims arising out of Morof’s employment relationship with EMPLOYER or separation therefrom.  Nothing herein constitutes a release or waiver of any Excluded Claims.

4.Morof is hereby advised and encouraged by EMPLOYER to consult with his own independent counsel before signing this Reaffirmation.  Morof represents and warrants that he (i) has had sufficient opportunity to consider this Reaffirmation, (ii) has read this Reaffirmation, (iii) understands all the terms and conditions hereof, (iv) is not incompetent or had a guardian, conservator or trustee appointed for him, (v) has entered into this Reaffirmation of his own free will and volition, (vi) has duly executed and delivered this Reaffirmation, (vii) has been advised and encouraged by EMPLOYER to consult with his own independent counsel before signing this Reaffirmation, including, without limitation, with respect to the legal, financial, and tax consequences hereof, (viii) has had the opportunity to review this Reaffirmation with counsel of his choice or has chosen voluntarily not to do so, (ix) understands that he has been given more than 21 days to review this Reaffirmation before signing this Reaffirmation, (x) understands that if he does not sign and return this Reaffirmation to the Company within the time frame provided, he shall not be entitled to receive the Severance, and (xi) understands that this Reaffirmation is valid, binding, and enforceable against his in accordance with its terms.

Morof may revoke and cancel this Reaffirmation by delivering written notice of revocation within seven (7) days after signing this Agreement to:

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Michelle Smith, VP-Human Resources,

Altair Engineering Inc.,

1820 East Big Beaver Road, Troy MI 48083

Phone: 248-614-2400 x 275

Email: michelle@altair.com

This Reaffirmation is not effective until the eighth day after Morof signs and returns it to EMPLOYER.  In the event of a timely revocation, this Reaffirmation will become null and void.

Agreed to and accepted on this _____ day of ___________, 2021

_________________________

   Howard Morof

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